Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2021

Sold the Leasehold Interest in the 419-Room Hyatt Centric Chicago Magnificent Mile for $67.5 Million

IRVINE, CA – February 22, 2022 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the hospitality sector, today announced results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Operational Results (as compared to Fourth Quarter 2020):

●	Net Income (Loss): Net income was $138.3 million as compared to a net loss of $39.4 million.
●	14 Hotel Portfolio RevPAR: RevPAR at the comparable 14 hotels the Company owned during both 2021 and 2020, except the Hyatt Centric Chicago Magnificent Mile which was sold in February 2022 (the “14 Hotel Portfolio”), increased 421.2% to $136.51. The average daily rate was $245.53 and occupancy was 55.6%.
●	16 Hotel Portfolio RevPAR: RevPAR at the 16 hotels, which includes the 14 Hotel Portfolio, the Montage Healdsburg and the Four Seasons Resort Napa Valley (the “16 Hotel Portfolio”), was $147.27, comprised of an average daily rate of $264.39 and occupancy of 55.7%.
●	Adjusted EBITDAre: Adjusted EBITDAre, excluding noncontrolling interest increased 263.3% to $31.2 million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share increased 150.0% to $0.08.

Full Year 2021 Operational Results (as compared to Full Year 2020):

●	Net Income (Loss): Net income was $33.0 million as compared to a net loss of $410.5 million.
●	14 Hotel Portfolio RevPAR: RevPAR for the 14 Hotel Portfolio increased 121.4% to $105.43. The average daily rate was $236.92 and occupancy was 44.5%.
●	16 Hotel Portfolio RevPAR: RevPAR for the 16 Hotel Portfolio was $113.64, comprised of an average daily rate of $254.22 and occupancy of 44.7%.
●	Adjusted EBITDAre: Adjusted EBITDAre, excluding noncontrolling interest increased 176.2% to $67.2 million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share increased 105.5% to $0.04.

Information regarding the non-GAAP financial measures disclosed in this release is provided below in “Non-GAAP Financial Measures.” Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included later in this release.

Douglas M. Pasquale, Interim Chief Executive Officer, stated, “Our fourth quarter results exceeded our revised expectations after accounting for the lingering impact of the Delta variant which resulted in lower business volumes in the early part of the quarter. Continued strong leisure demand led to record fourth quarter profitability at our comparable resort hotels and our group booking activity during the quarter was the highest it has been since 2019. While short-term impacts from the Omicron variant will persist during the first quarter, an increasing amount of business travel, stronger 2022 citywide convention calendars, and a solid foundation of group business already on the books, point to continued growth in 2022 and 2023.”

Mr. Pasquale continued, “We are pleased to announce the sale of the Hyatt Centric Chicago Magnificent Mile, which further advances our capital recycling efforts. The disposition of the hotel is consistent with our strategy of divesting non-Long-Term Relevant Real Estate to provide incremental capital to fund future growth. We are focused on value creation both within our existing portfolio, including the in-process conversion of the Renaissance Washington DC to a Westin, and external opportunities where we are able to utilize our expertise to add value. I continue to be pleased with the enhanced pace of transaction activity and am impressed with what the management team has achieved during my tenure as Interim CEO.”

Unaudited Selected Statistical and Financial Data ($ in millions, except RevPAR, ADR and per share amounts)

	Quarter Ended December 31,				Year Ended December 31,
	2021	2020	Change		2021	2020	Change

Net Income (Loss)	$138.3	$(39.4)	451.3%		$33.0	$(410.5)	108.0%
Income (Loss) Attributable to Common Stockholders per Diluted Share	$0.61	$(0.19)	421.1%		$0.06	$(1.93)	103.1%

14 Hotel Portfolio RevPAR	$136.51	$26.19	421.2%		$105.43	$47.61	121.4%

14 Hotel Portfolio Occupancy	55.6%	16.0%	3,960	bps	44.5%	22.1%	2,240	bps
14 Hotel Portfolio ADR	$245.53	$163.71	50.0%		$236.92	$215.43	10.0%

2 Recently Acquired Hotels RevPAR (1)	$680.08	N/A	N/A		$575.63	N/A	N/A

2 Recently Acquired Hotels Occupancy (1)	59.2%	N/A	N/A		51.7%	N/A	N/A
2 Recently Acquired Hotels ADR (1)	$1,148.79	N/A	N/A		$1,113.40	N/A	N/A

14 Hotel Portfolio Adjusted EBITDAre Margin (2)	22.4%	(49.9)%	7,230	bps	16.9%	(24.1)%	4,100	bps

Adjusted EBITDAre, excluding noncontrolling interest	$31.2	$(19.1)	263.3%		$67.2	$(88.1)	176.2%
Adjusted FFO Attributable to Common Stockholders	$17.5	$(34.9)	150.1%		$8.4	$(156.6)	105.3%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.08	$(0.16)	150.0%		$0.04	$(0.73)	105.5%

(1)	The 2 Recently Acquired Hotels consist of the Montage Healdsburg and the Four Seasons Resort Napa Valley, acquired in April 2021 and December 2021, respectively. Both the Montage Healdsburg and the Four Seasons Resort Napa Valley are newly-developed hotels which opened on limited bases in December 2020 and October 2021, respectively; therefore, there is no prior year information. The Montage Healdsburg’s operating statistics for the year ended December 31, 2021 include prior ownership results, which the Company obtained from the prior owner of the hotel during the due diligence period before the Company’s acquisition was completed. The Company performed a limited review of the information as part of its analysis of the acquisition.
(2)	The 14 Hotel Portfolio Adjusted EBITDAre Margins exclude prior year property tax adjustments, net.

2021 Highlights

●	Increased the concentration of Long-Term Relevant Real Estate® through the accretive disposition of two hotels for a combined gross sale price of $245.5 million. The combined sale price represents a 21.5x multiple on 2019 Hotel Adjusted EBITDAre and a 3.9% cap rate on 2019 Hotel Net Operating Income.
●	Enhanced the overall quality of the portfolio through the acquisition of Montage Healdsburg and Four Season Resort Napa Valley. The two newly-constructed hotels are the market leading assets in the highly desirable California wine region and increase the Company’s exposure to high quality leisure demand.
●	Lowered the Company’s cost of its preferred stock through the issuance of the 6.125% Series H and 5.700% Series I cumulative redeemable preferred stock and the redemption of the 6.950% Series E and 6.450% Series F cumulative redeemable preferred stock. Pro forma for the issuance and redemption, the Company reduced its annual preferred stock dividend payments by more than $1.5 million per year on a comparable proceeds basis.

Recent Developments

Unsecured Debt Agreement Amendments: On November 22, 2021, the Company amended its Unsecured Debt Agreements, extending the covenant relief period from March 31, 2022 to September 30, 2022, subject to the satisfaction of certain conditions. In addition, the amendments provide the Company with the right, exercisable one time each with respect to its term loans, to request an extension of the applicable maturity date by twelve months upon the payment of an extension fee of 0.15% of the principal amount being extended. Subsequent to executing the amendments, the Company repaid $76.7 million of its outstanding term loans.

Hilton San Diego Bayfront Mortgage Loan Extension: On December 9, 2021, the Company exercised its option to extend the maturity date of the mortgage loan secured by the hotel from December 2021 to December 2022. The Company has an additional one-year extension option which it expects to use to further extend the loan’s maturity to December 2023.

Four Seasons Resort Napa Valley Acquisition: On December 1, 2021, the Company completed its previously announced acquisition of the fee-simple interest in the 85-room Four Seasons Resort Napa Valley for $177.5 million, excluding closing costs. The acquisition was funded through a combination of cash on hand and $110.0 million borrowed under the Company’s credit facility. The Company repaid the $110.0 million outstanding in December 2021, resulting in zero outstanding under the credit facility and $500.0 million of available capacity as of December 31, 2021.

Embassy Suites La Jolla Disposition: On December 2, 2021, the Company completed its previously announced disposition of the 340-room Embassy Suites La Jolla for a contractual sale price of $226.7 million, and recorded a net gain of $148.8 million on the sale. In conjunction with the sale, the Company assigned the loan secured by the hotel, which had an outstanding balance of $56.6 million, to the hotel’s buyer.

Hyatt Centric Chicago Magnificent Mile Disposition: On February 1, 2022, the Company sold the leasehold interest in the 419-room Hyatt Centric Chicago Magnificent Mile for a contractual sale price of $67.5 million. The sale price represents a 13.3x multiple on 2019 Hotel Adjusted EBITDAre and a 5.6% cap rate on 2019 Hotel Net Operating Income.

At-the-Market Stock Offering and Stock Repurchase Programs Authorization: On February 10, 2022, the Company’s Board of Directors reauthorized the existing “At-the-Market” stock offering program, allowing the Company to issue common stock up to an aggregate offering amount of $300.0 million. In addition, the Company’s Board of Directors reviewed and maintained the existing stock repurchase program, which allows the Company to acquire up to $500.0 million of its common and preferred stock. The authorizations have no stated expirations and future issuances or repurchases under the programs will depend on various factors, including the Company’s capital needs, restrictions under its various financing agreements, as well as the price of the Company’s common and preferred stock.

Hurricane Ida Damage Restoration: As previously announced, the Company’s JW Marriott New Orleans and Hilton New Orleans St. Charles were both impacted in August 2021 by Hurricane Ida, which caused wind-driven damage, rain infiltration and water damage at the hotels. The storm impacted the two hotels to varying degrees with the bulk of the damage incurred at the Hilton New Orleans St. Charles. The Company incurred $0.4 million and $0.9 million of restoration expense during the third and fourth quarters of 2021, respectively, related to the JW Marriott New Orleans, and has concluded that the cost to restore damages at the hotel will not exceed the property’s insurance deductible. For the Hilton New Orleans St. Charles, the Company incurred $1.2 million and $1.7 million of restoration expense during the third and fourth quarters of 2021, respectively. In addition, the Company recorded impairment charges of $1.0 million and $1.7 million in the third and fourth quarters of 2021, respectively, as a result of the write-off of assets at the Hilton New Orleans St. Charles due to hurricane-related damage. The Company is working with its insurers to identify and settle a property damage claim at the Hilton New Orleans St. Charles and expects that losses to the Company will be mitigated by the hotel’s property insurance, subject to the policy’s deductible of approximately $3.0 million. In addition, the Company is also pursuing a business interruption insurance claim at the Hilton New Orleans St. Charles. The Company expects that restoration work on the hotels will be completed by the third quarter of 2022 and that both hotels will remain in operation while the work is performed.

Capital Investments: The Company invested $21.8 million and $63.7 million into its portfolio during the fourth quarter and year ended December 31, 2021, respectively. In 2022, the Company expects to invest approximately $130 million to $150 million.

Balance Sheet and Liquidity Update

As of December 31, 2021, the Company had $162.7 million of cash and cash equivalents, including restricted cash of $42.2 million, total assets of $3.0 billion, including $2.7 billion of net investments in hotel properties, total consolidated debt of $611.4 million and stockholders’ equity of $2.2 billion.

Operations Update

Operating statistics for the 16 Hotel Portfolio were as follows:

	October	November	December	Fourth Quarter	Full Year
	2021	2021	2021	2021	2021
RevPAR	$152.30	$140.48	$148.74	$147.27	$113.64
Occupancy	56.2%	56.0%	54.9%	55.7%	44.7%
Average Daily Rate	$270.99	$250.85	$270.93	$264.39	$254.22

January 2022, 2021 and 2019 results for the 14 Hotel Portfolio and the 16 Hotel Portfolio include the following ($ in millions, except RevPAR and ADR):

	January
	2022 (1)	2021	2019	Change 2022 vs. 2021		Change 2022 vs. 2019
14 Hotel Portfolio Total Revenue	$36.5	$9.3	$66.1	292.1%		(44.7)%

14 Hotel Portfolio RevPAR	$91.60	$25.87	$169.38	254.1%		(45.9)%
14 Hotel Portfolio Occupancy	36.2%	13.1%	73.4%	2,310	bps	(3,720)	bps
14 Hotel Portfolio ADR	$253.04	$197.48	$230.76	28.1%		9.7%

16 Hotel Portfolio Total Revenue (2)	$41.1	N/A	N/A	N/A		N/A

16 Hotel Portfolio RevPAR (2)	$99.66	N/A	N/A	N/A		N/A
16 Hotel Portfolio Occupancy (2)	36.3%	N/A	N/A	N/A		N/A
16 Hotel Portfolio ADR (2)	$274.55	N/A	N/A	N/A		N/A

(1)	January 2022 results are preliminary and may be adjusted during the Company’s month-end close process.
(2)	Operating statistics for the 16 Hotel Portfolio include the Montage Healdsburg and the Four Seasons Resort Napa Valley, acquired by the Company in April 2021 and December 2021, respectively. The newly-developed hotels opened on limited bases in December 2020 and October 2021; therefore, there is no prior year information.

Due to continued uncertainty regarding the duration and extent of the COVID-19 pandemic, the Company cannot provide further assurances regarding the pandemic’s effect on the Company’s results.

Dividend Update

On February 21, 2022, the Company’s Board of Directors declared cash dividends of $0.382813 per share payable to its Series H cumulative redeemable preferred stockholders and $0.356250 per share payable to its Series I preferred stockholders. The dividends will be paid on April 18, 2022 to stockholders of record as of March 31, 2022.

The Company has suspended its quarterly common stock cash dividends. The resumption in quarterly common dividends will be determined by the Company’s Board of Directors after considering the Company’s obligations under its various financing agreements, projected taxable income, compliance with its debt covenants, long-term operating projections, expected capital requirements and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss fourth quarter and full year 2021 financial results on February 23, 2022, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live webcast of the call will be available via the Investor Relations section of the

Company’s website at www.sunstonehotels.com. Alternatively, interested parties may dial 1-844-915-4230 and reference conference ID 9471784 to listen to the live call. A replay of the webcast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release has interests in 16 hotels comprised of 8,125 rooms, the majority of which are operated under nationally recognized brands. Sunstone’s business is to acquire, own, asset manage and renovate or reposition hotels considered to be Long-Term Relevant Real Estate®. For further information, please visit Sunstone’s website at www.sunstonehotels.com. The Company’s website is provided as a reference only and any information on the website is not incorporated by reference in this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the impact the COVID-19 pandemic has on the Company’s business and the economy, as well as the response of governments and the Company to the pandemic, and how quickly and successfully effective vaccines and therapies are distributed and administered; increased risks related to employee matters, including increased employment litigation and claims for severance or other benefits tied to termination or furloughs as a result of temporary hotel suspensions or reduced hotel operations due to COVID-19; general economic and business conditions, including a U.S. recession or increased inflation, trade conflicts and tariffs, regional or global economic slowdowns and any type of flu or disease-related pandemic that impacts travel or the ability to travel, including COVID-19; the need for business-related travel, including the increased use of business-related technology; rising hotel operating costs due to labor costs, workers’ compensation and health-care related costs, utility costs, property and liability insurance costs, unanticipated costs such as acts of nature and their consequences and other costs that may not be offset by increased room rates; the ground or airspace leases for two of the hotels the Company has interests in as of the date of this release; the need for renovations, repositionings and other capital expenditures for the Company’s hotels; the impact, including any delays, of renovations and repositionings on hotel operations; new hotel supply, or alternative lodging options such as timeshare, vacation rentals or sharing services such as Airbnb, in the Company’s markets, which could harm its occupancy levels and revenue at its hotels; competition from hotels not owned by the Company; relationships with, and the requirements, performance and reputation of, the managers of the Company’s hotels; relationships with, and the requirements and reputation of, the Company’s franchisors and hotel brands; the Company’s hotels may become impaired, or its hotels which have previously become impaired may become further impaired in the future, which may adversely affect its financial condition and results of operations; competition for the acquisition of hotels, and the Company’s ability to complete acquisitions and dispositions; performance of hotels after they are acquired; changes in the Company’s business strategy or acquisition or disposition plans; the Company’s level of debt, including secured, unsecured, fixed and variable rate debt; financial and other covenants in the Company’s debt and preferred stock; the impact on the Company’s business of potential defaults by the Company on its debt agreements or leases; volatility in the capital markets and the effect on lodging demand or the Company’s ability to obtain capital on favorable terms or at all; the Company’s need to operate as a REIT and comply with other applicable laws and regulations, including new laws, interpretations or court decisions that may change the federal or state tax laws or the federal or state income tax consequences of the Company’s qualification as a REIT; potential adverse tax consequences in the event that the Company’s operating leases with its taxable REIT subsidiaries are not held to have been made on an arm’s-length basis; system security risks, data protection breaches, cyber-attacks and systems integration issues, including those impacting the Company’s suppliers, hotel managers or franchisors; other events beyond the Company’s control, including climate change, natural disasters, terrorist attacks or civil unrest; and other risks and uncertainties associated with the Company’s business described in its filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre; Adjusted

EBITDAre, excluding noncontrolling interest (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders; Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margins. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to net income (loss), cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre, excluding noncontrolling interest, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and Adjusted EBITDAre, excluding noncontrolling interest as measures in determining the value of hotel acquisitions and dispositions.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to NAREIT’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre, excluding noncontrolling interest or Adjusted FFO attributable to common stockholders:

●	Amortization of contract intangibles: we exclude the noncash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the unfavorable tenant lease contracts recorded in conjunction with our acquisitions of the Boston Park Plaza and the Hilton Garden Inn Chicago Downtown/Magnificent Mile. We exclude the noncash amortization of contract intangibles because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

●	Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

●	Acquisition costs: under GAAP, costs associated with acquisitions that meet the definition of a business are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

●	Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

●	Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; prior year property tax assessments or credits; the write-off of development costs associated with abandoned projects; property-level restructuring, severance and management transition costs; debt resolution costs; lease terminations; property insurance proceeds or uninsured losses; and other nonrecurring identified adjustments.

In addition, to derive Adjusted EBITDAre, excluding noncontrolling interest we exclude the noncontrolling partner’s pro rata share of the net (income) loss allocated to the Hilton San Diego Bayfront partnership, as well as the noncontrolling partner’s pro rata share of any EBITDAre and Adjusted EBITDAre components. We also exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels. In addition, we exclude the amortization of our right-of-use assets and liabilities as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. Additionally, we include an adjustment for the cash finance lease expense recorded on the building lease at the Hyatt Centric Chicago Magnificent Mile (before the hotel’s sale in February 2022). We determined that the building lease is a finance lease, and, therefore, we include a portion of the lease payment each month in interest expense. We adjust EBITDAre for the finance lease in order to more accurately reflect the actual rent due to the hotel’s lessor in the current period, as well as the operating performance of the hotel. We also exclude the effect of gains and losses on the disposition of undepreciated assets because we believe that including them in Adjusted EBITDAre, excluding noncontrolling interest is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders, we also exclude the noncash interest on our derivatives and finance lease obligation, as we believe that these items are not reflective of our ongoing finance costs. Additionally, we exclude the noncontrolling partner’s pro rata share of any FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership. We also exclude the real estate amortization of our right-of-use assets and liabilities, which includes the amortization of both our finance and operating lease intangibles (with the exception of our corporate operating lease), as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. In addition, we exclude preferred stock redemption charges, changes to deferred tax assets, liabilities or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments.

In presenting hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Reconciliations of net income (loss) to EBITDAre, Adjusted EBITDAre, excluding noncontrolling interest, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders, hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins are set forth in the following pages of this release.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$120,483	$368,406
Restricted cash	42,234	47,733
Accounts receivable, net	28,733	8,566
Prepaid expenses and other current assets	14,338	10,440
Assets held for sale, net	76,308	—
Total current assets	282,096	435,145

Investment in hotel properties, net	2,720,016	2,461,498
Finance lease right-of-use asset, net	—	46,182
Operating lease right-of-use assets, net	23,161	26,093
Deferred financing costs, net	2,580	4,354
Other assets, net	13,196	12,445

Total assets	$3,041,049	$2,985,717

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$47,701	$37,326
Accrued payroll and employee benefits	19,753	15,392
Dividends payable	3,513	3,208
Other current liabilities	58,884	32,606
Current portion of notes payable, net	20,694	2,261
Liabilities of assets held for sale	25,213	—
Total current liabilities	175,758	90,793

Notes payable, less current portion, net	588,741	742,528
Finance lease obligation, less current portion	—	15,569
Operating lease obligations, less current portion	25,120	29,954
Other liabilities	11,656	17,494
Total liabilities	801,275	896,338

Commitments and contingencies

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
6.95% Series E Cumulative Redeemable Preferred Stock, zero shares and 4,600,000 shares issued and outstanding at December 31, 2021 and 2020, respectively, stated at liquidation preference of $25.00 per share	—	115,000
6.45% Series F Cumulative Redeemable Preferred Stock, zero shares and 3,000,000 shares issued and outstanding at December 31, 2021 and 2020, respectively, stated at liquidation preference of $25.00 per share	—	75,000
Series G Cumulative Redeemable Preferred Stock, 2,650,000 shares and zero shares issued and outstanding at December 31, 2021 and 2020, respectively, stated at liquidation preference of $25.00 per share	66,250	—
6.125% Series H Cumulative Redeemable Preferred Stock, 4,600,000 shares and zero shares issued and outstanding at December 31, 2021 and 2020, respectively, stated at liquidation preference of $25.00 per share	115,000	—
5.70% Series I Cumulative Redeemable Preferred Stock, 4,000,000 shares and zero shares issued and outstanding at December 31, 2021 and 2020, respectively, stated at liquidation preference of $25.00 per share	100,000	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 219,333,783 shares issued and outstanding at December 31, 2021 and 215,593,401 shares issued and outstanding at December 31, 2020	2,193	2,156
Additional paid in capital	2,631,484	2,586,108
Retained earnings	948,064	913,766
Cumulative dividends and distributions	(1,664,024)	(1,643,386)
Total stockholders' equity	2,198,967	2,048,644
Noncontrolling interest in consolidated joint venture	40,807	40,735
Total equity	2,239,774	2,089,379

Total liabilities and equity	$3,041,049	$2,985,717

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	(unaudited)
Revenues
Room	$116,097	$21,987	$352,974	$169,522
Food and beverage	36,368	4,588	83,915	54,900
Other operating	21,421	10,785	72,261	43,484
Total revenues	173,886	37,360	509,150	267,906
Operating expenses
Room	32,031	11,940	98,723	76,977
Food and beverage	30,719	8,607	79,807	63,140
Other operating	4,465	1,353	14,399	7,636
Advertising and promotion	10,356	3,294	31,156	23,741
Repairs and maintenance	11,220	5,585	33,898	27,084
Utilities	5,747	4,073	20,745	17,311
Franchise costs	3,886	723	11,354	7,060
Property tax, ground lease and insurance	16,318	16,873	64,139	76,848
Other property-level expenses	23,238	2,745	71,415	49,854
Corporate overhead	8,203	5,735	40,269	28,149
Depreciation and amortization	32,598	32,761	128,682	137,051
Impairment losses	1,671	13,478	2,685	146,944
Total operating expenses	180,452	107,167	597,272	661,795
Interest and other income (loss)	13	85	(343)	2,836
Interest expense	(7,201)	(10,108)	(30,898)	(53,307)
Gain on sale of assets	152,524	34,109	152,524	34,298
(Loss) gain on extinguishment of debt, net	(428)	6,356	(57)	6,146
Income (loss) before income taxes	138,342	(39,365)	33,104	(403,916)
Income tax provision, net	(18)	(15)	(109)	(6,590)
Net income (loss)	138,324	(39,380)	32,995	(410,506)
(Income) loss from consolidated joint venture attributable to noncontrolling interest	(335)	1,381	1,303	5,817
Preferred stock dividends and redemption charges	(3,349)	(3,208)	(20,638)	(12,830)
Income (loss) attributable to common stockholders	$134,640	$(41,207)	$13,660	$(417,519)

Basic and diluted per share amounts:
Basic and diluted income (loss) attributable to common stockholders per common share	$0.61	$(0.19)	$0.06	$(1.93)

Basic and diluted weighted average common shares outstanding	217,870	214,257	216,296	215,934

Distributions declared per common share	$—	$—	$—	$0.05

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income (Loss) to EBITDAre and Adjusted EBITDAre, Excluding Noncontrolling Interest

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net income (loss)	$138,324	$(39,380)	$32,995	$(410,506)
Operations held for investment:
Depreciation and amortization	32,598	32,761	128,682	137,051
Interest expense	7,201	10,108	30,898	53,307
Income tax provision, net	18	15	109	6,590
Gain on sale of assets, net	(152,524)	(34,109)	(152,442)	(34,298)
Impairment losses - hotel properties	1,671	13,478	2,685	144,642
EBITDAre	27,288	(17,127)	42,927	(103,214)

Operations held for investment:
Amortization of deferred stock compensation	2,212	2,067	12,788	9,576
Amortization of right-of-use assets and liabilities	(340)	(337)	(1,344)	(1,260)
Finance lease obligation interest - cash ground rent	(351)	(351)	(1,404)	(1,404)
Property-level severance	(284)	748	(284)	2,880
Property-level severance related to sold hotels	—	2,333	4,562	8,158
Loss (gain) on extinguishment of debt, net	428	(6,356)	57	(6,146)
Prior year property tax adjustments, net	—	(490)	(1,384)	(276)
Lawsuit settlement cost	21	—	712	—
CEO transition costs	815	—	8,791	—
Hurricane-related losses	2,612	—	4,233	—
Impairment loss - abandoned development costs	—	—	—	2,302
Noncontrolling interest:
(Income) loss from consolidated joint venture attributable to noncontrolling interest	(335)	1,381	1,303	5,817
Depreciation and amortization	(791)	(810)	(3,198)	(3,228)
Interest expense	(160)	(224)	(661)	(1,194)
Amortization of right-of-use asset and liability	73	73	290	290
Lawsuit settlement cost	(5)	—	(178)	—
Impairment loss - abandoned development costs	—	—	—	(449)
Adjustments to EBITDAre, net	3,895	(1,966)	24,283	15,066

Adjusted EBITDAre, excluding noncontrolling interest	$31,183	$(19,093)	$67,210	$(88,148)

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

Reconciliation of Net Income (Loss) to FFO Attributable to Common Stockholders and

Adjusted FFO Attributable to Common Stockholders

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net income (loss)	$138,324	$(39,380)	$32,995	$(410,506)
Preferred stock dividends and redemption charges	(3,349)	(3,208)	(20,638)	(12,830)
Operations held for investment:
Real estate depreciation and amortization	31,976	32,133	126,182	134,555
Gain on sale of assets, net	(152,524)	(34,109)	(152,442)	(34,298)
Impairment losses - hotel properties	1,671	13,478	2,685	144,642
Noncontrolling interest:
(Income) loss from consolidated joint venture attributable to noncontrolling interest	(335)	1,381	1,303	5,817
Real estate depreciation and amortization	(791)	(810)	(3,198)	(3,228)
FFO attributable to common stockholders	14,972	(30,515)	(13,113)	(175,848)

Operations held for investment:
Real estate amortization of right-of-use assets and liabilities	87	78	336	376
Noncash interest on derivatives, net	(1,211)	(794)	(3,405)	4,740
Property-level severance	(284)	748	(284)	2,880
Property-level severance related to sold hotels	—	2,333	4,562	8,158
Loss (gain) on extinguishment of debt, net	428	(6,356)	57	(6,146)
Prior year property tax adjustments, net	—	(490)	(1,384)	(276)
Lawsuit settlement cost	21	—	712	—
Preferred stock redemption charges	—	—	6,640	—
CEO transition costs	815	—	8,791	—
Amortization of deferred stock compensation associated with CEO transition costs	—	—	1,117	—
Hurricane-related losses	2,612	—	4,233	—
Impairment loss - abandoned development costs	—	—	—	2,302
Noncash income tax provision, net	—	—	—	7,415
Noncontrolling interest:
Real estate amortization of right-of-use asset and liability	73	73	290	290
Noncash interest on derivatives, net	1	—	(19)	(27)
Lawsuit settlement cost	(5)	—	(178)	—
Impairment loss - abandoned development costs	—	—	—	(449)
Adjustments to FFO attributable to common stockholders, net	2,537	(4,408)	21,468	19,263

Adjusted FFO attributable to common stockholders	$17,509	$(34,923)	$8,355	$(156,585)

FFO attributable to common stockholders per diluted share	$0.07	$(0.14)	$(0.06)	$(0.81)

Adjusted FFO attributable to common stockholders per diluted share	$0.08	$(0.16)	$0.04	$(0.73)

Basic weighted average shares outstanding	217,870	214,257	216,296	215,934
Shares associated with unvested restricted stock awards	445	185	326	—
Diluted weighted average shares outstanding	218,315	214,442	216,622	215,934

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Hotel Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

14 Hotel Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net (1)	22.4%	(49.9)%	16.9%	(24.1)%

Total revenues	$173,886	$37,360	$509,150	$267,906
Non-hotel revenues (2)	(21)	(23)	(87)	(91)
Reimbursements to offset net losses (3)	(1,462)	(3,760)	(10,235)	(10,725)
Total Actual Hotel Revenues	172,403	33,577	498,828	257,090
Non-comparable hotel revenues (4)	(17,088)	—	(42,521)	—
Held for sale and Sold/Disposed hotel revenues (5)	(8,701)	(3,674)	(28,216)	(42,763)
Total 14 Hotel Portfolio Revenues	$146,614	$29,903	$428,091	$214,327

Net income (loss)	$138,324	$(39,380)	$32,995	$(410,506)
Non-hotel revenues (2)	(21)	(23)	(87)	(91)
Reimbursements to offset net losses (3)	(1,462)	(3,760)	(10,235)	(10,725)
Non-hotel operating expenses, net (6)	(608)	(614)	(4,510)	(2,347)
Property-level severance (7)	(284)	748	(284)	2,880
Property-level severance related to held for sale/sold/disposed hotels (7)	—	2,333	4,562	8,158
Property-level prior year property tax adjustments, net (8)	—	(490)	379	(276)
Property-level legal fees and settlements (9)	21	(2,282)	770	(995)
Property-level hurricane-related losses (10)	2,612	—	4,233	—
Taxes assessed on commercial rents (11)	—	—	—	10
Corporate overhead	8,203	5,735	40,269	28,149
Depreciation and amortization	32,598	32,761	128,682	137,051
Impairment losses	1,671	13,478	2,685	146,944
Interest and other (income) loss	(13)	(85)	343	(2,836)
Interest expense	7,201	10,108	30,898	53,307
Gain on sale of assets	(152,524)	(34,109)	(152,524)	(34,298)
Loss (gain) on extinguishment of debt, net	428	(6,356)	57	(6,146)
Income tax provision, net	18	15	109	6,590
Actual Hotel Adjusted EBITDAre	36,164	(21,921)	78,342	(85,131)
Non-comparable hotel EBITDAre (4)	(2,503)	—	(7,751)	—
Held for sale and Sold/Disposed hotel Adjusted EBITDAre (5)	(804)	6,999	1,674	33,412
14 Hotel Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net	$32,857	$(14,922)	$72,265	$(51,719)

*Footnotes on following page

(1)	14 Hotel Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net is calculated as 14 Hotel Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net divided by Total 14 Hotel Portfolio Revenues.
(2)	Non-hotel revenues include the amortization of contract intangibles recorded in conjunction with the Company's acquisitions of the Boston Park Plaza and the Hilton Garden Inn Chicago Downtown/Magnificent Mile.
(3)	Reimbursements to offset net losses for the fourth quarter and full year of 2021 include $1.5 million and $10.2 million, respectively, at the Hyatt Regency San Francisco as stipulated by the hotel's operating lease agreement. Reimbursements to offset net losses for the fourth quarter and full year of 2020 include $3.8 million and $10.7 million, respectively.
(4)	Non-comparable hotel includes hotel revenues and Adjusted EBITDAre generated during the Company's ownership period for the Montage Healdsburg and the Four Seasons Resort Napa Valley, acquired in April 2021 and December 2021, respectively. The newly-developed hotels are considered non-comparable as they did not open until December 2020 and October 2021, respectively.
(5)	Held for sale hotel includes hotel revenues and Adjusted EBITDAre for the Hyatt Centric Chicago Magnificent Mile, which the Company sold in February 2022. Sold/Disposed hotel for the fourth quarter and full year of 2021 includes hotel revenues and Adjusted EBITDAre generated during the Company's ownership period for the Renaissance Westchester and the Embassy Suites La Jolla, sold in October 2021 and December 2021, respectively. Sold/Disposed hotel for the fourth quarter and full year of 2020 also includes hotel revenues and Adjusted EBITDAre generated during the Company's ownership period for the Renaissance Harborplace and the Renaissance Los Angeles Airport, sold in July 2020 and December 2020, respectively, along with the Hilton Times Square, which was assigned to the hotel's mortgage holder in December 2020.
(6)	Non-hotel operating expenses, net include the following: the amortization of hotel real estate-related right-of-use assets and liabilities; the amortization of a favorable management agreement; finance lease obligation interest - cash ground rent; and prior year property-tax credits, net received in 2021 for the Renaissance Los Angeles Airport.
(7)	Property-level severance for both the fourth quarter and full year of 2021 includes a net credit true-up of $0.3 million in COVID-19-related severance at several hotels in the 14 Hotel Portfolio. Property-level severance related to held for sale/sold/disposed hotels for the full year of 2021 includes $4.6 million at the Renaissance Westchester. Property-level severance for the fourth quarter and full year of 2020 includes a total of $0.7 million and $2.9 million, respectively, in COVID-19-related severance recorded at a majority of the hotels in the 14 Hotel Portfolio. Property-level severance related to held for sale/sold/disposed hotels for the fourth quarter and full year of 2020 includes $2.3 million and $8.2 million, respectively, in COVID-19-related severance recorded at the Held for sale and Sold/Disposed hotels.
(8)	Property-level prior year property tax adjustments, net for the full year of 2021 include total net assessments of $0.4 million received at the Embassy Suites Chicago, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hyatt Centric Chicago Magnificent Mile, the Renaissance Long Beach and the Renaissance Washington DC. Property-level prior year property tax adjustments, net for the fourth quarter and full year of 2020 include a total credit of $0.5 million received at the Renaissance Long Beach and the Renaissance Los Angeles Airport. Property-level prior year property tax adjustments, net for the full year of 2020 also include total net assessments of $0.2 million received at the Embassy Suites Chicago, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hyatt Centric Chicago Magnificent Mile and the Renaissance Harborplace.
(9)	Property-level legal fees and settlements for the fourth quarter and full year of 2021 include $21,000 and $0.7 million, respectively, related to lawsuit settlement costs at the Hilton San Diego Bayfront. Property-level legal fees and settlements for the full year of 2021 also include $0.1 million in legal fees at the Renaissance Westchester. Property-level legal fees and settlements for the fourth quarter of 2020 include a total net credit of $2.3 million as follows: $1.3 million credit due to the reclass of a labor dispute expense at the Hilton Times Square recorded in the second quarter of 2020 to gain on extinguishment of debt, net in conjunction with the hotel's assignment to its mortgage holder in December 2020; $1.0 million credit card merchant class action settlement proceeds received a majority of the Company's hotels; and $0.1 million in legal fees at the Renaissance Westchester. Property-level legal fees and settlements for the full year of 2020 include a total net credit of $1.0 million as follows: $1.6 million credit card merchant class action settlement proceeds received at a majority of the Company's hotels; and $0.6 million in legal fees at the Renaissance Westchester.
(10)	Property-level hurricane-related losses for the fourth quarter and full year of 2021 include a total of $2.6 million and $4.2 million, respectively, in Hurricane Ida-related repairs at the Hilton New Orleans St. Charles and the JW Marriott New Orleans.
(11)	Taxes assessed on commercial rents at the Hyatt Regency San Francisco include a $10,000 net assessment for the full year of 2020.